SUB-ITEM 77E.  LEGAL PROCEEDINGS

Since February 2004, Federated
and related entities
(collectively, ?Federated?)
have been named as
defendants in several
lawsuits, that were consolidated
 into a single action in the
 United States District
Court for the Western
District of Pennsylvania,
 alleging excessive advisory
fees involving one of the
Federated-sponsored
 mutual funds.  Without
admitting the validity
of any claim, Federated
reached a
final settlement with
the Plaintiffs in these
cases in April 2011.






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